Exhibit 2.1
Agreement and Plan of Merger
by and among
American Italian Pasta Company,
Ralcorp Holdings, Inc.
and
Excelsior Acquisition Co.
Dated as of June 20, 2010

i

ii

iii

Agreement and Plan of Merger
     This Agreement and Plan of Merger (this “Agreement”), dated as of June 20, 2010, is by and among American Italian Pasta Company, a Delaware corporation (the “Company”), Ralcorp Holdings, Inc., a Missouri corporation (“Parent”), and Excelsior Acquisition Co., a Delaware corporation (“Merger Sub”).
Recitals
     A. The Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of Delaware Law, and (iii) resolved to recommend that the Company’s stockholders accept the Offer, tender their shares of Class A Common Stock (“Shares”) to Merger Sub in the Offer and, if required by Applicable Law, adopt this Agreement and approve the Merger.
     B. The Boards of Directors of Parent and Merger Sub have each approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement in accordance with Delaware Law, upon the terms and subject to the conditions set forth herein.
     C. On the terms and conditions set forth herein, Merger Sub has agreed to commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase all outstanding Shares at a price of $53.00 per share, in cash without interest (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”).
     D. Following consummation of the Offer, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent in accordance with Delaware Law, and each share of Company Common Stock that is not tendered and accepted pursuant to the Offer (other than Shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent or the Company and the Dissenting Shares) will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, in each case, on the terms and conditions set forth herein.

Agreements
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
Definitions; Interpretation
     Section 1.01 Definitions
     As used herein, the following terms have the following meanings:
     “1933 Act” means the Securities Act of 1933, as amended.
     “1934 Act” means the Securities Exchange Act of 1934, as amended.
     “Acceptance Time” has the meaning set forth in Section 2.01(a).
     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (a) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or over 15% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company or (d) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.
     “Action” has the meaning set forth in Section 5.12.
     “Adverse Recommendation Change” has the meaning set forth in Section 7.03(a).

     “Affected Employees” has the meaning set forth in Section 8.05(a).
     “Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person.
     “Agreement” has the meaning set forth in the introduction.
     “Applicable Law” means, with respect to any person, any foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such person, as the same may be amended from time to time unless expressly specified otherwise herein.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in St. Louis, Missouri are authorized or required by Applicable Law to close.
     “Certificate” has the meaning set forth in Section 4.01(a).
     “Certificate of Merger” has the meaning set forth in Section 3.02(b).
     “Class A Common Stock” means the Class A convertible common stock, par value $.001 per share, of the Company.
     “Class B Common Stock” means the Class B convertible non-voting common stock, par value $.001 per share, of the Company.
     “Closing” has the meaning set forth in Section 3.02(a).
     “Closing Date” has the meaning set forth in Section 3.02(a).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitment Letter” has the meaning set forth in Section 6.06(b).
     “Company” has the meaning set forth in the introduction.

     “Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2009.
     “Company 10-Q” means the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2010.
     “Company Balance Sheet” means the consolidated balance sheet of the Company as of October 2, 2009 and the footnotes thereto set forth in the Company 10-K.
     “Company Balance Sheet Date” means October 2, 2009.
     “Company Board Recommendation” has the meaning set forth in Section 5.02(b).
     “Company Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.
     “Company Disclosure Documents” has the meaning set forth in Section 5.09(a).
     “Company Disclosure Schedule” means the disclosure schedule dated as of the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.
     “Company Interim Balance Sheet” means the consolidated balance sheet of the Company as of April 2, 2010 and the footnotes thereto set forth in the Company 10-Q.
     “Company Material Contract” means each Contract listed or required to be listed in Section 5.14(a) of the Company Disclosure Schedule.
     “Company Payment Event” means the termination of this Agreement pursuant to (x) Section 11.01(c)(i), Section 11.01(c)(iii) or Section 11.01(d)(i) or (y) Section 11.01(b)(i), but only if, in the case of clause (y), both (A) prior to such termination, an Acquisition Proposal shall have been made, and (B) within twelve (12) months following the date of such termination: (1) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (2) a Third Party, directly or indirectly, acquires more than fifty percent (50%) of the total assets of the Company and its Subsidiaries, taken as a whole; (3) a Third Party, directly or indirectly, acquires more than fifty percent (50%) of the outstanding Shares; or (4) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than fifty percent (50%) of the outstanding Shares or an extraordinary dividend involving more than fifty percent (50%) of the assets of the Company and its Subsidiaries, taken as a whole (or in any of clauses (1) through (4) the Company shall have entered into any contract or agreement providing for such action).

     “Company Permits” has the meaning set forth in Section 5.13.
     “Company Preferred Stock” has the meaning set forth in Section 5.05(a).
     “Company Proxy Statement” has the meaning set forth in Section 5.09(a).
     “Company Restricted Share” means each restricted Share outstanding as of the Effective Time granted pursuant to any equity or compensation plan or arrangement of the Company.
     “Company SEC Documents” has the meaning set forth in Section 5.07(a).
     “Company Securities” has the meaning set forth in Section 5.05(b).
     “Company Stock Appreciation Right” has the meaning set forth in Section 4.02(c).
     “Company Stockholder Approval” has the meaning set forth in Section 5.02(a).
     “Company Stockholder Meeting” has the meaning set forth in Section 7.02.
     “Company Stock Option” has the meaning set forth in Section 4.02(a).
     “Company Subsidiary Securities” has the meaning set forth in Section 5.06(b).
     “Company Termination Fee” has the meaning set forth in Section 12.04(b).
     “Confidentiality Agreement” has the meaning set forth in Section 7.04.
     “Consideration” has the meaning set forth in Section 5.25.
     “Continuing Directors” has the meaning set forth in Section 2.03(c).
     “Contract” means any contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease or license.
     “Credit Suisse” has the meaning set forth in Section 6.06(b).

     “Debt Financing” means any lines of credit, committed bond or bridge financing or other debt financing proposed to be obtained by Parent in connection with the transactions contemplated hereby.
     “Delaware Law” means the Delaware General Corporation Law.
     “Dissenting Shares” has the meaning set forth in Section 4.05.
     “Effective Time” has the meaning set forth in Section 3.02(b).
     “Employee Plans” has the meaning set forth in Section 5.16(a).
     “End Date” has the meaning set forth in Section 11.01(b)(i).
     “Environmental Law” means any Applicable Law, or any agreement with any Governmental Authority, relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (c) human health and safety, (d) the environment or (e) Hazardous Substances.
     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
     “Exchange Agent” has the meaning set forth in Section 4.03(a).
     “Executive Officer” means those persons identified as executive officers in the Company’s or Parent’s, as the case may be, latest proxy statement for an annual meeting filed with the SEC.
     “Expiration Date” has the meaning set forth in Section 2.01(a).
     “FDA” means the U.S. Food and Drug Administration.

     “Financing” has the meaning set forth in Section 6.06(a).
     “Financing Sources” means any entity or entities that commit to provide or otherwise enter into agreements in connection with any Debt Financing proposed to be provided to Parent in connection with the transactions contemplated hereby, including Credit Suisse.
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.
     “Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Improvements” has the meaning set forth in Section 5.19.
     “Indebtedness” shall mean, as to any Third Party, such Third Party’s liabilities for borrowed money, obligations under promissory notes, bonds, loan or credit agreements, indentures, or other evidence of indebtedness or other instruments providing for or relating to the lending of money, or under contracts relating to any interest rate, currency or commodity hedging, swaps, caps, floors, option agreements or derivative arrangements, capital lease obligations, any other liabilities accounted for as indebtedness under GAAP, and any commitments or contingent obligations of such Third Party guaranteeing (or in effect of guaranteeing) any indebtedness or other obligation of any other Third Party.
     “Indemnified Person” has the meaning set forth in Section 8.04(a).
     “Intellectual Property” shall mean (a) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (b) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations-in-part and renewal applications), and any renewals, reexaminations, extensions or reissues thereof, in any jurisdiction; (c) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (the “Trade Secrets”); (d) writings and other works of authorship, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (e) moral rights, database rights, shop rights, design rights, industrial property rights, publicity rights and privacy rights; and (f) any similar intellectual property or proprietary rights.
     “internal controls” has the meaning set forth in Section 5.07(g).
     “IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).
     “Knowledge” of any person that is not an individual means the knowledge of such person’s Executive Officers after reasonable inquiry.
     “Leased Real Property” has the meaning set forth in Section 5.19.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
     “Material Adverse Effect” means, with respect to any person, (a) a material impairment in the ability of such person to perform its obligations hereunder or consummate the transactions contemplated by this Agreement, or (b) a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such person and its Subsidiaries, taken as a whole, other than any effect resulting from: (i) changes in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (other than changes that adversely affect such person and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to other companies in the industries in which such person and its Subsidiaries operate); (ii) general market or economic conditions in the food industry (other than changes that (A) specifically relate to (or have the effect of specifically relating to) such person and its Subsidiaries or (B) adversely affect such person and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to other companies in the industries in which such person and its Subsidiaries operate); (iii) changes in applicable United States or foreign, federal, state or local law, statutes, ordinances, decrees, rules, or regulations, including rules, regulations and administrative policies of the FDA, or interpretations thereof (other than changes that (A) specifically relate to (or have the effect of specifically relating to) such person and its Subsidiaries or (B) adversely affect such person and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to other companies in the industries in which such person and its Subsidiaries operate); (iv) actions required by the parties in connection with this

Agreement; (v) the impact on relationships, contractual or otherwise, with customers, suppliers, vendors or employees as a result of the execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or any public communications by Parent, Merger Sub or the Company regarding this Agreement or the transactions contemplated hereby; (vi) changes in GAAP or the interpretation thereof (other than changes that (A) specifically relate to (or have the effect of specifically relating to) such person and its Subsidiaries or (B) adversely affect such person and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to other companies in the industries in which such person and its Subsidiaries operate); (vii) any failure by the Company, in and of itself, to meet any projections, guidance, estimates, or forecasts or published financial or operating predictions for or during any period ending (or for which results are released) on or after the date of this Agreement (it being understood and agreed that the underlying change, event, occurrence or state of facts giving rise to such failure may constitute or contribute to a Material Adverse Effect); (viii) a decline in the price of the Class A Common Stock (it being understood and agreed that the underlying change, event, occurrence or state of facts giving rise to such decline may constitute or contribute to a Material Adverse Effect); and (ix) acts of war, armed hostilities, or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, or terrorism.
     “Merger” has the meaning set forth in the recitals.
     “Merger Consideration” has the meaning set forth in Section 4.01(a).
     “Merger Sub” has the meaning set forth in the introduction.
     “Minimum Condition” has the meaning set forth in Section 2.01(a).
     “NASDAQ” has the meaning set forth in Section 5.07(e).
     “New Company Plans” has the meaning set forth in Section 8.05(b).
     “Offer” has the meaning set forth in the recitals.
     “Offer Documents” has the meaning set forth in Section 2.01(b).
     “Offer Price” has the meaning set forth in the recitals.
     “Owned Real Property” has the meaning set forth in Section 5.19.
     “Parent” has the meaning set forth in the introduction.

     “Representatives” has the meaning set forth in Section 7.03(a).
     “Required Governmental Authorizations” has the meaning set forth in Section 5.03.
     “Requisite Short-Form Merger Shares” has the meaning set forth in Section 2.04(a).
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
     “Schedule 14D-9” has the meaning set forth in Section 2.02(b).
     “Schedule TO” has the meaning set forth in Section 2.01(b).
     “SEC” means the Securities and Exchange Commission.
     “Shares” has the meaning set forth in the recitals.
     “Subsequent Offering Period” has the meaning set forth in Section 2.01(a).
     “Subsidiary” means, with respect to any person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such person.
     “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction (a) that if consummated, is more favorable to Company’s stockholders from a financial point of view than the Merger or, if applicable, any written proposal by Parent to amend the terms of this Agreement taking into account all the terms and conditions of such proposal and this Agreement (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements), (b) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the proposal, any approval requirements and all other financial, legal and other aspects of such proposal and (c) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.
     “Surviving Corporation” has the meaning set forth in Section 3.01.

     “Takeover Statute” has the meaning set forth in Section 2.02(a).
     “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and non-U.S. (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income Tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes, PBGC premiums and any other Governmental Authority (a “Taxing Authority”) charges of the same or similar nature; including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. Any one of the foregoing shall be referred to sometimes as a “Tax”.
     “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
     “Third Party” means any person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates, and the directors, officers, employees, agents and advisors of such person, in each case, acting in such capacity.
     “Top-Up Notice” has the meaning set forth in Section 2.04(d).
     “Top-Up Option” has the meaning set forth in Section 2.04(a).
     “Top-Up Shares” has the meaning set forth in Section 2.04(a).
     “Transaction” has the meaning set forth in Section 5.25.
     “Uncertificated Share” has the meaning set forth in Section 4.01(a).
     “USAO Agreement” has the meaning set forth in Section 9.09.
     “WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.
     Section 1.02 Other Definitional and Interpretative Provisions

     The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The words “delivered,” “made available,” “furnished,” “provided” and words of like import used in this Agreement mean that the information referred to (i) was actually delivered via an electronic data room or otherwise to Parent prior to 9:00 a.m. Central Time on June 20, 2010 or (ii) is contained in a document filed by the Company with the SEC prior to 9:00 a.m. Central Time on June 20, 2010.
     Except as the context may otherwise require, references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the schedules. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.
ARTICLE II
The Offer
     Section 2.01 The Offer
          (a) Provided that this Agreement shall not have been terminated pursuant to Article XI and nothing shall have occurred that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in paragraph (b) of Annex I, as promptly as practicable after the date hereof and in any event within ten (10) Business Days after the date hereof (or such later date as the parties may mutually agree in writing), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer to purchase any and all of the outstanding Shares at the Offer Price, less any withholding Taxes. Merger Sub’s obligation to accept for payment and pay for any Shares tendered in the Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, immediately prior to the expiration date of the Offer and not withdrawn, a number of Shares that, together with the Shares then owned by Parent and/or Merger Sub, represents at least a majority of the total number of Shares outstanding on a fully diluted basis (assuming conversion or exercise of all derivative securities or other rights to acquire Company Common Stock regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) (the “Minimum Condition”) and to the other conditions set forth in Annex I. Merger Sub expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that, without the prior consent of the Company, (i) the Minimum Condition may not be waived or amended and (ii) no change may be made that changes the form of consideration to be paid pursuant to the Offer, decreases the Offer Price or the number of Shares sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I or modifies the conditions set forth in Annex I in any manner materially adverse to the holders of Shares. The initial expiration date of the Offer shall be the twentieth (20th) Business Day after commencement of the Offer (determined in accordance with Rule 14d-1(g)(3) under the 1934 Act) (such date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding the foregoing, (x) without the consent of the Company, Merger Sub shall have the right to extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by Applicable Law and (y) if any condition to the Offer is not satisfied or waived on any scheduled Expiration Date of the Offer, Merger Sub shall, subject to the rights of the parties in Article XI, extend the Offer for one or more periods (each in the reasonable judgment of Merger Sub for the minimum period of time reasonably expected by the Merger Sub to be required to satisfy such conditions but in any event not in excess of twenty (20) Business Days each) until such conditions are satisfied or waived; provided, in each case, (A) if, at the initial Expiration Date all of the conditions to the Offer, except for the Minimum Condition, are satisfied or have been waived, Merger Sub shall only be required to extend the Offer and its expiration date beyond the initial Expiration Date for one or more additional periods not to exceed an aggregate of twenty (20) Business Days, and (B) in no event shall Merger Sub be required to extend the Offer beyond the End Date. Following expiration of the Offer, Merger Sub may, in its sole discretion, provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 of the 1934 Act. Merger Sub shall not terminate or withdraw the Offer prior to its Expiration Date, unless this Agreement is terminated in accordance with Article XI hereof. If this Agreement is terminated pursuant to Article XI, Merger Sub shall, and Parent shall cause Merger Sub to, promptly terminate the Offer and shall not acquire Shares pursuant thereto. If the Offer is terminated by Merger Sub, or this Agreement is terminated pursuant to Article XI prior to the acquisition of Shares in the Offer, Merger Sub shall promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with Applicable Law, all tendered Shares that have not then been purchased in the Offer to the registered holders thereof. Subject to the foregoing, including the requirements of Rule 14d-11, and upon the terms and subject to the conditions of the Offer, Merger Sub shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares (i) validly tendered and not withdrawn pursuant to the Offer and (ii) validly tendered in the Subsequent Offering Period (the time at which Shares are first accepted for payment under the Offer, the “Acceptance Time”).
          (b) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement and other appropriate ancillary Offer documents (collectively, together with any amendments or supplements thereto, the “Offer Documents”). The Company shall promptly upon request of Parent and Merger Sub provide Parent with all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Merger Sub for inclusion in the Schedule TO or the Offer Documents. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become (or shall become known to be) false or misleading in any material respect. Parent and Merger Sub shall use their reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case, as and to the extent required by applicable U.S. federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Merger Sub to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).
          (c) Nothing in this Section 2.01 shall affect any termination rights in Article XI.
     Section 2.02 Company Action
          (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of Delaware Law, (iii) resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares to Merger Sub in the Offer and, if required by Applicable Law, adopt this Agreement and approve the Merger, and (iv) assuming the accuracy of Section 6.09, taken all other actions necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from the restrictions of any “fair price”, “moratorium”, “control share acquisition”, “interested stockholder”, “business combination” or other similar statute or regulation promulgated by a Governmental Authority (“Takeover Statute”). Subject to Section 7.03(b), the Company hereby consents to the inclusion in the Schedule TO and Offer Documents of the recommendations of the Company’s Board of Directors as described in this Section 2.02(a). The Company shall as soon as practicable furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case, true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer.

          (b) On the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Shares, in each case, as and to the extent required by applicable U.S. federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 7.03(b), shall reflect the recommendations of the Board of Directors referred to above. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company shall use its reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case, as soon as reasonably practicable and as and to the extent required by applicable U.S. federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel. The Company shall provide Parent, Merger Sub and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).
     Section 2.03 Directors
          (a) Effective upon the Acceptance Time and from time to time thereafter, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, to serve on the Board of Directors of the Company, that equals the product of, (i) the total number of directors on the Board of Directors of the Company (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Sub (including Shares accepted for payment in the Offer and any Top-Up Shares) bears to the total number of Shares outstanding. The Company shall use reasonable best efforts to cause Parent’s designees to be seated or appointed to the Company’s Board of Directors, including by increasing the number of directors and seeking and accepting resignations of incumbent directors (with such method to be by the election of Parent, including the selection of the individuals designated after resignation). At such time, the Company shall also cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Board of Directors of the Company and (B) as requested by Parent, each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company. Notwithstanding the foregoing, until the Acceptance Time, the Company shall use its commercially reasonable efforts to ensure that a majority of the members of the Board of Directors of the Company and such committees and boards as of the date hereof who are not employees of the Company shall remain members of the Board of Directors of the Company and such committees and boards until the Effective Time.
          (b) The Company’s obligations to appoint Parent’s designees to the Board of Directors shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 and the Company’s obligations under Section 2.03(b) shall be subject to the receipt of such information.
          (c) Notwithstanding the foregoing provisions of this Section 2.03, the Company shall use its commercially reasonable efforts to ensure that, following the election or appointment of Parent’s designees pursuant to Section 2.03(a) and until the Effective Time, at least three (3) of the members of the Board of Directors of the Company shall be directors of the Company who were directors of the Company on the date hereof and are “independent directors” of the Company for purposes of NASDAQ Rule 5605 as in effect on the date hereof (the “Continuing Directors”) and such directors shall constitute a committee of the Board of Directors of the Company, provided that if there shall be in office fewer than three (3) Continuing Directors for any reason, the committee of Continuing Directors shall fill such vacancy, and such person shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors then in office shall designate three (3) persons who are not directors, officers, employees, or Affiliates of Parent or Merger Sub and who are “independent directors” of the Company for purposes of NASDAQ Rule 5605 as in effect on the date hereof, and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement. So long as there shall be at least one (1) member of the Continuing Director committee, the approval of a majority of the members of the committee of Continuing Directors (or the sole member of such committee if there shall be only one (1) Continuing Director) shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors of the Company and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize except to the extent otherwise provided by Applicable Law) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors of the Company, any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company and any exercise of the Company’s rights or remedies under this Agreement.
          (d) The parties hereto shall use their commercially reasonable efforts to ensure that, following the election or appointment of Parent’s designees pursuant to Section 2.03(a) and until the Effective Time, each committee of the Board of Directors of the Company that is required by NASDAQ or the federal securities laws to be comprised solely of, or a majority of, Continuing Directors shall be so comprised; provided, however, that in such event, if the number of Continuing Directors shall be reduced below the number of directors as may be required by such rules or securities laws for any reason whatsoever, the remaining Continuing Director(s) shall be entitled to designate persons meeting the foregoing criteria to fill such vacancies who shall be deemed to be Continuing Directors for purposes of this Agreement or, if no other Continuing Director then remains, the other directors then in office shall designate such number of directors as may be required by the applicable listing and corporate governance rules and regulations of NASDAQ and the federal securities laws persons to fill such vacancies who are not directors, officers, employees, or Affiliates of Parent or Merger Sub as may be required by the applicable listing and corporate governance rules and regulations of NASDAQ and the federal securities laws, and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement.

     Section 2.04 Top-Up Option
          (a) Subject to Section 2.04(b) and Section 2.04(c), the Company grants to Merger Sub an irrevocable option, for so long as this Agreement has not been terminated pursuant to Article XI (the “Top-Up Option”), to purchase from the Company up to the number of authorized and unissued Shares equal to the number of Shares that, when added to the number of Shares owned by Merger Sub at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the number of shares of each class of the Company capital stock then outstanding that, absent Section 253 of Delaware Law, would be entitled to vote on the Merger (the “Requisite Short-Form Merger Shares”) after the issuance of all Shares to be issued upon exercise of the Top-Up Option, calculated on a fully diluted basis (assuming conversion or exercise of all derivative securities or other rights to acquire Company Common Stock regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) or, as may be elected by Parent, on a primary basis at the Effective Time (such Shares to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”).
          (b) The Top-Up Option may be exercised by Merger Sub, from time to time in whole or in part, at any time following the Acceptance Time, or if any Subsequent Offering Period is provided, following the Expiration Date of the Subsequent Offering Period and only if Merger Sub shall own as of such time less than the Requisite Short-Form Merger Shares; provided that notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable to the extent (i) the number of Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued Shares or (ii) any provision of Applicable Law (including, without limitation, applicable rules and regulations of NASDAQ) shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares. The aggregate purchase price payable for the Top-Up Shares being purchased by Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such Shares by the Offer Price, without interest. Such purchase price may be paid by Merger Sub, at its election, either entirely in cash or by executing and delivering to the Company a promissory note having a principal amount equal to such purchase price. Any such promissory note shall be full recourse against Parent and Merger Sub and bear interest at the rate of 3% per annum and may be prepaid without premium or penalty.
          (c) The parties shall cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with all applicable legal requirements of all Governmental Authorities, including the availability of an applicable exemption from registration of the issuance of the Top-Up Shares under the 1933 Act.
          (d) In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall deliver to the Company a notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Shares that Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Merger Sub intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of such Top-Up Shares by Merger Sub is to take place. At the closing of the purchase of the Top-Up Shares, Parent and Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares or if the Company does not then have certificated Shares, the applicable number of book-entry Shares. The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 12.01, and if not so consummated on such day, as promptly thereafter as possible. The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 253 of Delaware Law and as contemplated by Section 9.06 as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares.
          (e) Parent and Merger Sub understand that the Top-Up Shares will not be registered under the 1933 Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Merger Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the 1933 Act. Any certificates evidencing Top-Up Shares shall include any legends required by applicable securities laws.
          (f) Parent and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with each other in doing, all things necessary or desirable to procure from NASDAQ or any other Governmental Authority any necessary waiver or other exemption from the requirements of NASDAQ Rule 5635 or other Applicable Law in order to enable the issuance of the Top-Up Shares to occur without the need to obtain the approval of holders of a majority of the Shares present and voting at a meeting of the Company’s stockholders.
ARTICLE III
The Merger
     Section 3.01 The Merger
     At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).
     Section 3.02 Closing; Effective Time
          (a) Subject to the provisions of Article X, the closing of the Merger (the “Closing”) shall take place at the offices of Bryan Cave LLP, 211 North Broadway, Suite 3600, St. Louis, Missouri, as soon as practicable, but in no event later than the third (3rd) Business Day after the satisfaction or, to the extent permissible, waiver of the conditions set forth in Article X (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

          (b) At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under Delaware Law or other Applicable Law in connection with the Merger.
     Section 3.03 Effects of the Merger
     The Merger shall have the effects set forth herein and in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 3.04 Certificate of Incorporation; Bylaws
At the Effective Time:
          (a) The certificate of incorporation of the Company shall be amended in its entirety as set forth on Exhibit A and, as amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.
          (b) The bylaws of Merger Sub shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.
     Section 3.05 Directors and Officers
     From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.
ARTICLE IV
Effect of the Merger on the Capital Stock of the Constituent Corporations
     Section 4.01 Conversion of Shares

     At the Effective Time:
          (a) except as otherwise provided in Section 4.01(b) or Section 4.05, each share of Company Common Stock (including each Company Restricted Share) outstanding immediately prior to the Effective Time shall be converted into the right to receive $53.00 in cash, without interest (such per share amount, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and (i) each certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and (ii) each uncertificated share of Company Common Stock (an “Uncertificated Share”) which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company, shall thereafter represent only the right to receive the Merger Consideration.
          (b) each share of Company Common Stock held by the Company or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and
          (c) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     Section 4.02 Equity Awards
          (a) At or immediately prior to the Effective Time, each outstanding option to purchase Shares under any employee stock option or compensation plan or arrangement of the Company (each, a “Company Stock Option”), whether or not exercisable or vested, shall be canceled, and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such Company Stock Option surrendered an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all Company Stock Options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.
          (b) At or immediately prior to the Effective Time, each outstanding Company Restricted Share shall vest and become free of such other lapsing restrictions as of the Effective Time and shall, as of the Effective Time, be canceled and converted into the right to receive the Merger Consideration in accordance with Section 4.01(a).
          (c) At or immediately prior to the Effective Time, each outstanding stock appreciation right entitling the holder thereof the right to receive Shares (or a cash payment determined in relation to the value thereof) upon exercise issued pursuant to any employee stock option or compensation plan or arrangement of the Company (each, a “Company Stock Appreciation Right”), whether or not exercisable or vested, shall be canceled, and the Company shall pay each holder of any such right at or promptly after the Effective Time for each such Company Stock Appreciation Right surrendered an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such right by (ii) the number of Shares subject to such Company Stock Appreciation Right (assuming full vesting of all Company Stock Appreciation Rights).
          (d) Prior to the Effective Time, the Company shall obtain any consents from holders of Company Stock Options and Company Stock Appreciation Rights and make any amendments to the terms of such equity or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 4.02. Notwithstanding any other provision of this Agreement, payment may be withheld in respect of any Company Stock Option or Company Stock Appreciation Rights until such necessary consents are obtained.
     Section 4.03 Surrender of Shares of Company Common Stock and Payment
          (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates or Uncertificated Shares for the Merger Consideration. As of the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock at the Effective Time, for exchange in accordance with this Section 4.03(a) through the Exchange Agent, cash sufficient to pay the aggregate Merger Consideration pursuant to Section 4.01(a). Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.
          (b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.
          (c) If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
          (d) The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged for the Merger Consideration to the extent provided for, and in accordance with the procedures set forth, in this Article IV.
          (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 4.03(a) that remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 4.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.
     Section 4.04 Adjustments
     If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Offer Price, the Merger Consideration or any such other amounts payable pursuant to this Agreement.
     Section 4.05 Dissenting Shares
     Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time which are held of record by stockholders who are entitled to demand and have properly demanded appraisal for such shares of Company

Common Stock in accordance with Section 262 of Delaware Law (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as set forth in Section 4.01, but the holders of such Dissenting Shares instead shall be entitled to, and the Dissenting Shares shall only represent the right to receive, payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of Delaware Law; provided, however, that (a) if such holder fails to demand properly in writing from the Surviving Corporation the appraisal of such holder’s Dissenting Shares in accordance with Section 262(d) of Delaware Law or, after making such demand, subsequently delivers an effective written withdrawal of such demand, or fails to establish such holder’s entitlement to appraisal rights as provided in Section 262 of Delaware Law, if so required, or (b) if the applicable court shall determine that such holder is not entitled to appraisal rights or such holder shall otherwise lose such holder’s appraisal rights, then, in any such case, each share of Company Common Stock held of record by such holder or holders shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to direct all communications, negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.
     Section 4.06 Withholding Rights
     Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to Article III and Article IV such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, local or foreign Tax law. If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Stock Option, Company Restricted Share and Company Stock Appreciation Right in respect of which the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.
     Section 4.07 Lost Certificates
     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article IV.
ARTICLE V
Representations and Warranties of the Company

     Except (i) as disclosed in and reasonably apparent from the Company SEC Documents filed prior to the date hereof (excluding any risk factor disclosures, any forward looking statements or other statements that are similarly predictive or forward-looking in nature and any exhibits), or (ii) as set forth in the Company Disclosure Schedule (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such section or subsection of the Company Disclosure Letter relates without limiting the effect of Section 12.05), the Company represents and warrants to Parent the following:
     Section 5.01 Organization and Qualification; Subsidiaries
     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.
     Section 5.02 Corporate Authorization
          (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. Assuming the accuracy of Section 6.09, the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
          (b) At a meeting duly called and held, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of Delaware Law, and (iii) resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares to Merger Sub in the Offer and, if required by Applicable Law, adopt this Agreement and approve the Merger (such recommendation, the “Company Board Recommendation”).
     Section 5.03 Governmental Authorization

     The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of the certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws, (d) applicable requirements of the NASDAQ, if any, (the consents, approvals orders, authorizations, registrations, declarations and filings required under or in connection with any of the foregoing clauses (a) through (d), the “Required Governmental Authorizations”) and (e) any actions or filings the absence of which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.
     Section 5.04 Non-Contravention
     The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (b) through (d), as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.
     Section 5.05 Capitalization
          (a) The authorized capital stock of the Company consists of (i) 75,000,000 shares of Class A Common Stock, (ii) 25,000,000 shares of Class B Common Stock and (iii) 10,000,000 shares of preferred stock, par value $.001 per share (“Company Preferred Stock”). As of June 15, 2010, there were outstanding (i) 21,820,119 shares of Class A Common Stock (of which an aggregate of 241,959 shares are Company Restricted Shares), (ii) no shares of Class B Common Stock, and (iii) no shares of Company Preferred Stock. As of June 20, 2010, there were outstanding (i) employee stock options to purchase an aggregate of 297,296 shares of Class A Common Stock (of which options to purchase an aggregate of 297,296 shares of Class A Common Stock were exercisable) and (ii) stock appreciation rights with respect to an aggregate of 1,270,309 shares of Class A Common Stock (of which rights with respect to an aggregate of 389,899 shares of Class A Common Stock were exercisable). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option, stock appreciation right or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. As of June 15, 2010, 2,271,744 shares of Class A Common Stock were held by the Company in treasury. No Subsidiary of the Company and no Affiliate of the Company owns any shares of capital stock of the Company. Section 5.05(a) of the Company Disclosure Schedule contains a complete and correct list of (i) each outstanding Company Stock Option and Company Stock Appreciation Right, including with respect to each such option or right the holder, date of grant, exercise price, vesting schedule and number of shares of Class A Common Stock subject thereto and (ii) all outstanding Company Restricted Shares, including with respect to each such share the holder, date of grant and vesting schedule.
          (b) There are outstanding no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 5.05 and for changes since June 15, 2010 resulting from the exercise of Company Stock Options or Stock Appreciation Rights outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company (the items in clauses (i) though (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities. Based solely on any Schedule 13D or 13G filed with the SEC as of the date hereof, Schedule 5.05(b) of the Company Disclosure Schedule lists any person or group that beneficially owns 5% or more of the Company’s outstanding voting securities, with the terms “group” and “beneficially owns” having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the 1934 Act.
          (c) As of June 20, 2010, the amount of outstanding Indebtedness of the Company and its Subsidiaries does not exceed $15,000,000 in the aggregate.
     Section 5.06 Subsidiaries
          (a) Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation or other entity, as applicable, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse

Effect on the Company. Section 5.06(a) of the Company Disclosure Schedule lists all of the Subsidiaries of the Company together with the federal employer identification number of each such Subsidiary.
          (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other equity or voting interests of its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.
     Section 5.07 SEC Filings and the Sarbanes-Oxley Act
          (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since September 26, 2008 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).
          (b) As of its filing date, each Company SEC Document complied, except to the extent that statements in the Company SEC Document have been modified or superseded by subsequent Company SEC Documents or amendments or supplements thereto filed or furnished prior to the date hereof, and each such Company SEC Document filed subsequent to the date of this Agreement will comply, in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.
          (c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
          (e) The Company and, to the Knowledge of the Company, each of its Executive Officers and directors are in compliance with, and have complied since September 26, 2008, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ Capital Market (the “NASDAQ”).
          (f) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the 1934 Act is accumulated and communicated to the Company’s management, including the Company’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.
          (g) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the financial statements. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (x) any “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent prior to the date of this Agreement a summary of any such disclosure made by management to the Company’s auditors and audit committee since September 26, 2008.
          (h) There are no outstanding loans or other extensions of credit including in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act) made by the

Company or any of its Subsidiaries to any Executive Officer made by the Company or any of its Subsidiaries to any Executive Officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. Since September 26, 2008, the Company has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
          (i) Since September 26, 2008, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NASDAQ, and the statements contained in any such certifications were when made complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
          (j) Since September 26, 2008, no Executive Officer or director of the Company has received or otherwise had or obtained Knowledge of, and no former or current auditor, accountant, consultant or representative of the Company has provided written notice to the Company or any Executive Officer or director of, any substantive complaint or allegation, whether written or oral, that the Company or any of its Subsidiaries has, from and after September 26, 2008, engaged in improper accounting practices. Since September 26, 2008, no attorney representing the Company or any of its Subsidiaries has reported to the current Board of Directors of the Company or any committee thereof or to any current director or Executive Officer of the Company evidence of a material violation of United States or other securities laws or breach of fiduciary duty by the Company or any of its Executive Officers or directors.
          (k) Since September 26, 2008, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable requirements under any Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries.
          (l) Section 5.07(l) of the Company Disclosure Schedule describes, and the Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since September 26, 2008.
          (m) Since September 26, 2008, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act.
     Section 5.08 Financial Statements

     The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of the Company included or incorporated by reference in the Company SEC Documents, after giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).
     Section 5.09 Disclosure Documents
          (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Company Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.
          (b) The Company Proxy Statement, if any, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and, if applicable, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, and the Company Disclosure Documents (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution of dissemination thereof will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.
          (c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent or Merger Sub in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     Section 5.10 Absence of Certain Changes
     Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (b) any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 7.01.
     Section 5.11 No Undisclosed Material Liabilities
     There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (a) liabilities or obligations disclosed and provided for in the Company Interim Balance Sheet or in the notes thereto, (b) liabilities or obligations required to be incurred in connection with the transactions contemplated by this Agreement, and (c) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 5.12 Litigation
     There is no action, suit, investigation or proceeding (or any basis therefor) (each an “Action”) pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries in their respective capacities as such or any person for whom the Company or any Subsidiary may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer, the Merger or any of the other transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 5.13 Compliance with Applicable Laws
     The Company and each of its Subsidiaries is and, since June 1, 2007, has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice or other communication alleging or relating to a possible violation of, Applicable Laws (other than U.S. federal securities laws), except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries is and, since September 26, 2008, has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice or other communication alleging or relating to a possible violation of, U.S. federal securities laws, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”). The Company and each of its Subsidiaries is and, since June 1, 2007, has been in compliance with the terms of the Company Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 5.14 Material Contracts
          (a) Section 5.14(a) of the Company Disclosure Schedule lists each of the following Contracts, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement:
          (i) any Contract or series of related Contracts for the purchase, receipt or use of materials, supplies, goods, services, equipment or other assets involving payments to the Company or any of its Subsidiaries of more than $1,000,000 on an annual basis or $3,000,000 in the aggregate (other than (A) purchase orders received or made by the Company in the ordinary course of business which do not include any future obligations or ongoing commitments of any of the parties thereto and (B) commitments to purchase durum in the ordinary course of business consistent with past practices);
          (ii) any material sales agency, sales representation, distributorship or franchise agreement;
          (iii) any Contract or series of related Contracts involving payments by or to the Company or any of its Subsidiaries of more than $1,000,000 on an annual basis or $3,000,000 in the aggregate that requires consent of or notice to a third party in the event of or with respect to the Offer, the Merger or the transactions contemplated hereby, including in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such agreement;
          (iv) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, whether as borrower, lender or guarantor, in amounts greater than $2,500,000;
          (v) any material Contract relating to any interest rate, currency or commodity hedging, swaps, caps, floors and option agreements and other risk management or derivative arrangements;

          (vi) any Contract restricting the payment of dividends or the repurchase of stock or other equity;
          (vii) any collective bargaining agreements;
          (viii) any material joint venture, profit sharing, partnership agreements or other similar agreements;
          (ix) any Contracts or series of related Contracts relating to the acquisition or disposition of the securities of any person, any business or any material amount of assets outside the ordinary course of business consistent with past practices (in each case, whether by merger, sale of stock, sale of assets or otherwise) that are currently pending or that impose material, ongoing obligations of the Company;
          (x) any material Contract with a Governmental Authority;
          (xi) all leases or subleases for real or personal property involving annual expense in excess of $500,000 and not cancelable by the Company (without premium or penalty) within twelve (12) months;
          (xii) all Contracts granting any license to intellectual property (other than trade and service marks) and any other license (other than real estate) having an aggregate value per license, or involving payments to the Company or any of its Subsidiaries, of more than $1,000,000 on an annual basis;
          (xiii) any Contract that (A) limits the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any person or in any area or which would so limit the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains exclusivity, “most favored nation”, rights of first refusal, rights of first negotiation or similar obligations or restrictions that are binding on the Company or any of its Subsidiaries or that would be binding on Parent or its Affiliates after the Effective Time;
          (xiv) all confidentiality agreements (other than in the ordinary course of business), agreements by the Company or any of its Subsidiaries not to acquire assets or securities of a third party (including standstill agreements) or agreements by a third party not to acquire assets or securities of the Company or any of its Subsidiaries (including standstill agreements);

          (xv) any material Contract providing for the indemnification by the Company or any of its Subsidiaries of any person or under which the Company or any of its Subsidiaries has guaranteed any liabilities or obligations of any other person;
          (xvi) any material Contracts or other transactions with any (A) officer or director of the Company or any of its Subsidiaries (or any other employee who is one of the twenty (20) most highly compensated employees of the Company and its Subsidiaries); (B) record or beneficial owner of five percent (5%) or more of the voting securities of Company; or (C) affiliate (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such officer, director or beneficial owner; and
          (xvii) any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K of the SEC, or that is otherwise material to the Company and its Subsidiaries, taken as whole.
          (b) The Company has prior to the date of this Agreement made available to Parent complete and accurate copies of each Company Material Contract listed, or required to be listed, in Section 5.14(a) of the Company Disclosure Schedule (including all amendments, modifications, extensions and renewals thereto and waivers thereunder). Assuming due execution and delivery of such Contract by the counterparties thereto, all of the Company Material Contracts are valid and binding and in full force and effect (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms), except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no notice to terminate, in whole or part, any of the same has been served (nor, to the Knowledge of the Company, has there been any indication that any such notice of termination will be served). Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach under the terms of any Company Material Contract except for such instances of default or breach that would not be reasonably likely to result in a Material Adverse Effect on the Company. The Company has prior to the date of this Agreement made available to Parent a complete and accurate schedule of outstanding commitments to purchase durum, as of the date set forth on such schedule.
     Section 5.15 Taxes
          (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed on a timely basis in accordance with all Applicable Law, and all such Tax Returns are, true, correct and complete in all material respects.
          (b) The Company and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or,

where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the date of this Agreement.
          (c) The federal Tax Returns and all material state, local and foreign income, VAT and franchise Tax Returns of the Company and its Subsidiaries through the Tax years ending on or prior to September 30, 2003 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.
          (d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Knowledge of the Company, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.
          (e) Neither the Company nor any of its Subsidiaries has granted (or is subject to) any waiver or extension that is currently in effect, of the statute of limitations for the assessment or payment of any Tax or the filing of any Tax Return.
          (f) During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
          (g) The Company and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. The Company and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or any other third party, as required under Applicable Law.
          (h) Neither the Company nor any of its Subsidiaries is liable for Taxes of any person (other than the Company and its Subsidiaries) as a result of being (i) a transferee or successor of such person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such person as a member or (iii) a party to a Tax sharing or Tax allocation agreement or any other express or implied agreement to indemnify such person.
          (i) Section 5.15(i) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns. Neither the Company nor any Subsidiary has a permanent establishment in any foreign country.

          (j) Neither the Company nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulation §1.6011-4 nor has the Company or any of its Subsidiaries been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code.
          (k) The Company and each of its Subsidiaries have complied with all reporting and recordkeeping requirements under Section 6038A of the Code.
          (l) Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) intercompany item under Treasury Regulation section 1.1502-13, (v) change in accounting method for a taxable period ending on or before the Closing Date, or (vi) other similar items.
          (m) Neither the Company nor any Subsidiary has requested, received or executed with any Taxing Authority any ruling or binding agreement which could have a material affect in a post-Closing period.
          (n) There is no power of attorney granted by the Company or any Subsidiary relating to Tax that is currently in place.
          (o) Neither the Company nor any of its Subsidiaries was a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (p) The Company has adequately disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income Tax within the meaning of Section 6662 of the Code.
          (q) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax allocation agreement or similar contract or arrangement other than any agreement, contract or arrangement between the Company and its Subsidiaries.
          (r) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries.
     Section 5.16 Employees and Employee Benefit Plans

          (a) Section 5.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar Contract, plan or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other form of benefits which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any employee, director or former employee or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto, summary plan descriptions, and summaries of material modifications, along with administrative service agreements, have been furnished to Parent together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and Tax returns (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.”
          (b) The Company has never made any contributions to any Employee Plan which is subject to the provisions of Title IV of ERISA, the Company has never been a member of a controlled group which contributed to any such Plan, and the Company has never been under common control with an employer which contributed to any such Plan.
          (c) The Company has never made any contributions to any multiemployer-employer plan (as defined in ERISA Section 3(37) or 4001(a)(3)), the Company has never been a member of a controlled group which contributed to any such plan, and the Company has never been under common control with an employer which contributed to any such plan.
          (d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is set forth in Section 5.16(d) of the Company Disclosure Schedule and has received a favorable determination letter that it is so qualified, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent prior to date of this Agreement copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. Each Employee Plan and related funding instrument is legal, valid and binding and in full force and effect, and there are no defaults thereunder. None of the rights of the Company or its Subsidiaries thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of the Company and its Subsidiaries thereunder will be enforceable by Parent at or after the Closing without the consent or agreement of any other party. Each Employee Plan which provides “nonqualified deferred compensation” as defined in Code Section 409A has been documented and administered in accordance with and meets the requirements of Code Section 409A. No tax liabilities have been incurred or otherwise arisen under Code Section 409A under any applicable Employee Plan, nor is any such tax liability expected to arise in connection with any payment as a result of the transactions contemplated in this Agreement. All contributions with respect to the Employee Plans for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by the Company and all Subsidiaries in accordance with past practice and the recommended contribution in the applicable actuarial report. All contributions to the Employee Plans have been made on a timely basis in accordance with ERISA and the Code. All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for policy years or other applicable policy periods ending on or before the Closing Date.
          (e) With respect to each current or former employee, director or independent contractor of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such person to severance pay, bonus amounts, retirement benefits, job security benefits or similar benefits, (ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such person, (iii) accelerate the vesting of any compensation or benefits of any such person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement) or (iv) trigger any other material obligation to any such person. There is no Contract or plan (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code. Section 5.16(e) of the Company Disclosure Schedule lists (i) all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the current or former employees, including officers, directors, or independent contractors of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been provided to Parent prior to the date of this Agreement and (ii) the maximum aggregate amounts so payable to each Executive Officer and the aggregate amount payable, by category, to senior vice presidents and vice presidents, as a group, as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer).
          (f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise Tax under Section 4980B of the Code or applicable state law.
          (g) There has been no amendment to or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended October 2, 2009. No condition exists that would prevent the Company (or Parent after the Closing) from amending or terminating any Employee Plan without liability, other than the obligation for ordinary benefits accrued prior to the termination of such plan.
          (h) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan, whether before any Governmental Authority, court or otherwise, and no facts exist that would give rise to any such action, suit, investigation, audit or proceeding, other than routine undisputed claims for benefits. None of the Company, its Subsidiaries, or any of their respective directors, officers, employees, or any plan fiduciary has any liability for failure to comply with Applicable Laws, including ERISA, HIPAA, COBRA or the Code, for any action or failure to act in connection with any Employee Plan, including with respect to the administration or investment thereof. The Company and its Subsidiaries have no liability by virtue of being a member of a controlled group with a person who has liability under the Code or ERISA. Neither the Company nor any of its Subsidiaries has terminated or taken action to terminate (in part or in whole) any employee benefit plans as defined in ERISA Section 3(3).
          (i) The Company and its Subsidiaries have complied with all Applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of Taxes, and continuation coverage with respect to group health plans, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (j) Neither the Company nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and there has not been any activity or proceeding of any labor organization or employee group to organize any such employees. In addition, (i) there are no unfair labor practice charges or complaints against Company or any of its Subsidiaries pending before the National Labor Relations Board; (ii) there are no labor strikes, slowdowns or stoppages actually pending or threatened against or affecting the Company or any of its Subsidiaries; (iii) there are no representation claims or petitions pending before the National Labor Relations Board and there are no questions concerning representation with respect to the employees of the Company or its Subsidiaries; and (iv) there are no grievance or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collection bargaining agreement.
          (k) Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law.
          (l) Neither the Company nor any of its Subsidiaries maintains any Employee Plan or other benefit arrangement covering any employee or former employee outside of the United States,

and neither the Company nor any of its Subsidiaries has ever been obligated to contribute to any such plan.
     Section 5.17 Intellectual Property
     Section 5.17 of the Company Disclosure Schedule contains a true and complete list of all patents, patent applications, trademark, domain names and service mark registrations and applications and copyright registrations and applications owned by the Company or any of its Subsidiaries or licensed to the Company or any of its Subsidiaries for use in their businesses. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (a) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted and such Intellectual Property is valid and enforceable; (b) neither Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person; (c) to the Knowledge of the Company, no person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries; (d) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property owned or used by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any person; (e) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries, except for any matters which would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (f) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements; and (g) neither the Company nor any of its Subsidiaries has granted any licenses or other rights, of any kind or nature, in or to any of the Intellectual Property owned by the Company or any of its Subsidiaries to any third party and no third party has granted any licenses or other rights, of any kind or nature, to the Company or any of its Subsidiaries for any of the Intellectual Property.
     Section 5.18 Information Technology
     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (a) the IT Assets operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the Knowledge of the Company, no person has gained unauthorized access to the IT Assets, and (b) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

     Section 5.19 Properties
     Except in any such case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (a) with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Lien; (b) with respect to the real property leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property”), the lease, sublease or license for such property is valid, legally binding, enforceable and in full force and effect, assuming due execution and delivery by the counterparties thereto, and none of the Company or any of its Subsidiaries is in breach of or default under such lease, sublease or license, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or, as of the date of this Agreement, materially impair the consummation of the transactions contemplated by this Agreement; and (c) all buildings, structures, fixtures and improvements included within the Owned Real Property or Leased Real Property (the “Improvements”) are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the Knowledge of the Company, there are no facts or conditions affecting any of the Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof. Section 5.19 of the Company Disclosure Schedule contains a true and complete list of all Owned Real Property or Leased Real Property.
     Section 5.20 Assets
     The Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property owned, used or held for use by them. Neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Liens that would not have a Material Adverse Effect on the Company.
     Section 5.21 Environmental Matters
          (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and since June 1, 2007 have been in compliance with all Environmental Laws and all Environmental Permits; (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation; (iv) there has been no spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping, or release of any kind on, beneath, above, or into any property or facility now or previously owned or leased by the Company or any of its Subsidiaries or into the environment surrounding any now or previously owned property or facility of any Hazardous Substance; (v) during the term of the Company’s or any Subsidiary’s ownership or operation of any facility or property now or previously owned or leased by the Company or any of its Subsidiaries, there are and have been no asbestos fibers or materials or polychlorinated biphenyls or underground storage tanks or related piping on or beneath any facility or property now or previously owned or leased by the Company or any of its Subsidiaries; and (vi) no material expenditure will be required in order for the Parent or Merger Sub to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the Surviving Corporation or any facility or property now owned or operated by the Company in a manner consistent with the current operation thereof by the Company.
          (b) Since June 1, 2007, there has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent prior to the date of this Agreement that identifies any material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance.
          (c) For purposes of this Section, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.
     Section 5.22 Quality and Safety of Products
     Since June 1, 2007, the Company has not received any notice, in connection with any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries, of any claim or allegation against the Company, nor has the Company been a party or subject to any Action pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries relating to bodily or personal injury, death, property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification or any claim for injunctive relief as a result of any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries, except, in either case, that has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The manufacturing and storage practices, preparation, ingredients, composition, and packaging and labeling for each of the products of the Company or any Subsidiary, (i) are in material compliance with all Applicable Laws, including Applicable Laws relating to food and beverage manufacturing, storage, preparation, packaging and labeling; and (ii) are in material compliance with all internal quality management policies and procedures of the Company and its Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all labeling used on such products has been filed or registered with and/or approved by each applicable Governmental Authority that requires such filing, registration and/or approval. Since June 1, 2007, (a) there have been no recalls of any product of the Company or any Subsidiary, whether ordered by a Governmental Authority or undertaken voluntarily by the

Company or a Subsidiary; (b) none of the products of the Company or any Subsidiary have been adulterated, misbranded, mispackaged, or mislabeled in violation of Applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner; and (c) the Company has no Knowledge, nor has it received any notice that any product or ingredient it holds or is held for its benefit is subject to reporting pursuant to the Reportable Food Registry maintained by the FDA. The Company has made available to Parent complete and accurate copies of all the most recent AIB International Inc. Food Safety Report and BRC Global Standards Audit Report.
     Section 5.23 Anti-Takeover Statutes
     Assuming the accuracy of Section 6.09, the Company has taken all action necessary to exempt or exclude the Offer, the Merger, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law and, accordingly, none of the restrictions in such Section or any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. Except for Section 203 of Delaware Law and Section 7.1(c)(vi) of the Company’s Amended and Restated Certificate of Incorporation (each of which has been rendered inapplicable to the transactions contemplated hereby), no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.
     Section 5.24 Foreign Operations and U.S. and Foreign Export/Import Controls
     The Company, each of its Subsidiaries, and, to the Knowledge of the Company, each officer, director, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries, has at all times since June 1, 2007 acted:
          (a) pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local Law and the nature of the Company’s or a Subsidiary’s activities in such jurisdictions;
          (b) in compliance with all foreign Applicable Laws in the jurisdictions in which registration is required, including without limitation laws relating to foreign investment, foreign exchange control, immigration, employment and taxation;
          (c) without notice of violation of and in compliance with all relevant anti-boycott laws, regulations and guidelines applicable to such entity, including without limitation Section 999 of the Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements and, to the extent prohibited by Applicable Law, is not a party to any agreement requiring it to participate in or cooperate with the Arab boycott of Israel, including any agreement to provide boycott-related information or to refuse to do any business with any person or entity for boycott-related reasons;

          (d) without notice of violation of and, except as has been disclosed to Parent, in compliance with all applicable export or reexport control or sanctions laws, orders or regulations of any and all applicable jurisdictions, including without limitation the United States, the European Union and member states thereof, and any other jurisdiction in which the Company or any of its Subsidiaries is established or from which it exports or reexports, including without limitation the Export Administration Regulations administered by the U.S. Department of Commerce and sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, as amended from time to time, and without notice of violation of and in compliance with any required export or reexport licenses or authorizations granted under such laws, regulations or orders;
          (e) without notice of violation of and in compliance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any Applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law;
          (f) without notice of violation of and in material compliance with any and all applicable U.S. and foreign import laws, orders or regulations of any applicable jurisdiction, as amended from time to time, and without notice of violation of and in compliance with any required import permits, licenses, authorizations and general licenses granted under such laws, regulations or orders; and
          (g) without notice of violation of and in compliance with all U.S. and foreign requirement to remit all import duties, Taxes and fees, including but not limited to all anti-dumping and countervailing duties applicable to imported goods.
     Section 5.25 Opinion of Financial Advisor
     The Company has received the opinion of Evercore Group L.L.C., financial advisor to the Company, to the effect that, as of the date of this Agreement and based on and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore Group L.L.C. as set forth therein, the Consideration to be received by the holders of shares of Class A Common Stock pursuant to the Transaction is fair, from a financial point of view, to such holders. For purposes of this Section 5.25, (i) Consideration shall refer to the Offer Price or the Merger Consideration, as applicable, and (ii) Transaction shall refer to the Offer and the Merger together.
     Section 5.26 Finders’ Fees
     Except for Evercore Group L.L.C., a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its

Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
ARTICLE VI
Representations and Warranties of Parent
     Parent represents and warrants to the Company as follows:
     Section 6.01 Corporate Existence and Power
     Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted.
     Section 6.02 Corporate Authorization
     The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
     Section 6.03 Governmental Authorization
     The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the Required Governmental Authorizations and (b) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub.
     Section 6.04 Non-Contravention
     The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 6.03, require any consent or other action by any person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (b) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (c) and (d) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub.
     Section 6.05 Disclosure Documents
          (a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time such stockholders vote on approval of the Merger and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.
          (b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act, and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the representations and warranties contained in this Section 6.05 will not apply to statements or omissions included in the Schedule TO and/or the Offer Documents based upon information furnished in writing to Parent or Merger Sub by the Company or its Subsidiaries specifically for use therein.
     Section 6.06 Financing
          (a) Parent has, or will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to (i) consummate the Offer, (ii) pay the aggregate Merger Consideration pursuant to Section 4.01(a) and (iii) pay any and all fees and expenses incurred by Parent and Merger Sub in connection with the Offer and the Merger (collectively, the “Financing”).

          (b) Parent has delivered to the Company a true and complete copy of a commitment letter from Credit Suisse Securities (USA) LLC and Credit Suisse, AG (“Credit Suisse”), pursuant to which, upon execution and subject to the terms thereof, Credit Suisse will commit to lend the amounts set forth therein to Parent for the purpose of providing the Financing for the transactions contemplated by this Agreement (the “Commitment Letter”). The Commitment Letter describes all of the conditions precedent to the obligations of Credit Suisse to make the Financing available to Merger Sub on the terms therein.
     Section 6.07 Finders’ Fees
     Except for Credit Suisse Securities (USA) LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.
     Section 6.08 Operations and Assets of Merger Sub
     Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement. Parent owns, beneficially and of record, all of the outstanding shares of capital stock of Merger Sub, free and clear of all Liens.
     Section 6.09 Ownership of Company Common Stock
     For the three (3) years prior to the date hereof, neither Parent nor Merger Sub has beneficially owned (within the meaning of Section 13 of the 1934 Act and the rules and regulations promulgated thereunder) or “owned” (as defined in Section 203 of Delaware Law) any Shares (other than pursuant to this Agreement) or has been an “interested stockholder” (as defined in Section 203 of Delaware Law), or is a party to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any Shares.
ARTICLE VII
Covenants of the Company
     The Company agrees as follows:
     Section 7.01 Conduct of the Company

     From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article XI, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practices and in material compliance with all Applicable Laws and all governmental authorizations, and use its reasonable best efforts to preserve intact its present business organization, maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, keep available the services of its directors, officers and employees and maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it, in all respects in the ordinary course consistent with past practices. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article XI, except as set forth in Section 7.01 of the Company Disclosure Schedule, or with Parent’s prior written consent, the Company shall not, and shall not permit any of its Subsidiaries to:
          (a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);
          (b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, other than the cancellation of Company Stock Options or Company Stock Appreciation Rights in connection with the exercise thereof, or the delivery of Shares as payment of Taxes in connection with the vesting of Restricted Shares or the payment of Taxes or the exercise price in connection with the exercise of Company Stock Options or Company Stock Appreciation Rights;
          (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any Shares upon the exercise of Company Stock Options or Company Stock Appreciation Rights that are outstanding on the date of this Agreement in accordance with the terms of those options or rights on the date of this Agreement or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);
          (d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget for the fiscal year 2010, which capital expenditure budget has been made available to Parent prior to the date of this Agreement and (ii) any unbudgeted capital expenditures relating to the fiscal year 2010, not to exceed $500,000 individually or $2,500,000 in the aggregate;
          (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any material amount of assets from any other person, (ii) merge or consolidate with any other person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

          (f) sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments disclosed on Section 7.01(f) of the Company Disclosure Schedule and (ii) in the ordinary course of business consistent with past practices in an amount not to exceed $2,500,000 in the aggregate;
          (g) create or incur any Lien on any material asset other than any immaterial Lien incurred in the ordinary course of business consistent with past practices;
          (h) make any loan, advance or investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any person other than investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;
          (i) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than in the ordinary course of business on terms consistent with past practices in an amount not to exceed $2,500,000 in the aggregate, provided that all such indebtedness for borrowed money must be prepayable at any time by the Company without penalty or premium;
          (j) (i) enter into any Contract that would have been a Company Material Contract were the Company or any of its Subsidiaries a party or subject thereto on the date of this Agreement other than (except with respect to any Contract that would have been a Company Material Contract pursuant to clause (xiii) of Section 5.14(a)) in the ordinary course of business consistent with past practices or (ii) terminate or amend in any material respect any such Contract or any Company Material Contract or waive any material right thereunder;
          (k) terminate, renew, suspend, abrogate, amend or modify in any material respect any Company Permit other than in the ordinary course of business consistent with past practices;
          (l) except as may be contemplated by this Agreement, (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees other than as required pursuant to existing Employee Plans, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors, officers or employees, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of their respective directors, officers or employees or (v) increase the compensation, bonus or other benefits payable to any of their respective directors, executives or, other than in the ordinary course of business consistent with past practices not to exceed an amount equal to 3.5% of total base salaries, payable to non-executive employees;

          (m) make any change in any method of accounting or accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act, as approved by its independent public accountants;
          (n) settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole or involving a payment by the Company or its Subsidiaries in excess of $500,000, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;
          (o) grant any license with respect to Company Intellectual Property other than non-exclusive licenses granted in the ordinary course of business consistent with past practices or take any action or omit to take any action that would reasonably be expected to cause any Company Intellectual Property used or held for use in its business to become invalidated, unenforceable, abandoned or dedicated to the public domain;
          (p) pay, discharge or satisfy any claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practices, of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business consistent with past practices;
          (q) fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a similar reasonable cost;
          (r) take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time before, the Effective Time or would materially delay the Closing;
          (s) except as required by Applicable Law, (i) make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any material accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods or (ii) settle or resolve any material Tax controversy;
          (t) enter into any lease or sublease of real property (whether as lessor, sublessor, lessee or sublessee) or change, terminate or fail to exercise any right to renew any lease or sublease of real property; or
          (u) agree, resolve or commit to do any of the foregoing.

     Section 7.02 Stockholder Meeting; Proxy Material
     If required under Applicable Law in order to consummate the Merger, the Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable after the Acceptance Time (or, as applicable, the consummation of any Subsequent Offering Period) for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 7.03(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such meeting, the Company shall (a) promptly prepare and file with the SEC, use its best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (b) use its reasonable best efforts to obtain the Company Stockholder Approval and (c) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, if required under Applicable Law in order to consummate the Merger, this Agreement and the Merger shall be submitted to the Company’s stockholders at the Company Stockholder Meeting as soon as reasonably practicable after the Acceptance Time (or, as applicable, the consummation of any Subsequent Offering Period) whether or not (i) an Adverse Recommendation Change shall have occurred or (ii) an Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives; provided, however, nothing in this Section 7.02 shall prohibit the Company from terminating this Agreement in accordance with Article XI.
     Section 7.03 Non-Solicitation; Other Offers
          (a) Subject to Section 7.03(b), the Company shall not, and shall cause its Subsidiaries and its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Company Board Recommendation (it being understood that taking a neutral position or no position with respect to any Acquisition Proposal shall be considered an adverse modification), recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal, or take any action or make any statement inconsistent with the Company Board Recommendation (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to an Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions on the Company set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company. The Company shall, and shall cause its Subsidiaries and their respective

Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. During the term of this Agreement, the Company shall not take any actions to make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Acquisition Proposal.
          (b) Notwithstanding the foregoing, at any time prior to the Acceptance Time, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, subject to compliance with Section 7.03(c), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 7.03(a), has made after the date of this Agreement a Superior Proposal or an unsolicited bona fide Acquisition Proposal that the Board of Directors of the Company reasonably believes (after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel) is reasonably likely to lead to a Superior Proposal, (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which shall be provided, promptly after its execution, for informational purposes only to Parent); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (iii) following receipt of a Superior Proposal after the date of this Agreement, make an Adverse Recommendation Change, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that the failure to take such action is inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from complying with requirements of Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 7.03; provided, that such requirement will in no way eliminate or modify the effect that any action pursuant to such requirement would otherwise have under this Agreement.
          (c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 7.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that the Company has reason to believe may be considering making, or has made, an Acquisition Proposal, which notice shall be provided orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request (including any changes thereto). The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request (including any changes thereto) and shall promptly (but in no event later than forty-eight (48) hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal.
          (d) Notwithstanding the terms of Section 7.03(a), at any time prior to the Acceptance Time, the Board of Directors of the Company may make an Adverse Recommendation Change in response to a material development or a material change in circumstances that relates to the value of the Company (other than an Acquisition Proposal) that was not known to the Board of Directors of the Company nor reasonably foreseeable by the Board of Directors of the Company as of or prior to the date of this Agreement (and not relating in any way to any Acquisition Proposal), if (i) the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that it must take such action to comply with its fiduciary duties under Applicable Law, (ii) the Company has notified Parent in writing, at least forty-eight (48) hours in advance of such Adverse Recommendation Change, that it is considering taking such action and specifying in reasonable detail the reasons therefore and facts underlying such determination, and (iii) during such forty-eight (48) hour period, the Company, at the request of Parent, has engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for such Adverse Recommendation Change.
     Section 7.04 Access to Information; Confidentiality
     From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article XI, and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, (a) give to Parent, its counsel, financial advisors, auditors, Financing Sources and other authorized representatives reasonable access to its offices, properties, books and records, (b) furnish to Parent, its counsel, financial advisors, auditors, Financing Sources and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (c) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. All information furnished pursuant to this Section shall be subject to the confidentiality agreement, dated as of May 3, 2010, between Parent and the Company (the “Confidentiality Agreement”). No information or knowledge obtained by Parent in any investigation pursuant to this Section 7.04 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.
     Section 7.05 Tax Matters
          (a) Neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries.
          (b) On or prior to the Effective Time, the Company and each of its Subsidiaries will terminate or cause to be terminated any power of attorney currently in place relating to Taxes.
          (c) The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.
     Section 7.06 Stockholder Litigation
     The Company shall promptly notify Parent and give Parent the opportunity to participate in the defense or settlement of any Action brought by any stockholder of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no settlement of any such Action shall be agreed to without Parent’s prior written consent.
     Section 7.07 Filings; Section 16 Matters
          (a) Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the 1934 Act and will promptly make available to Parent copies of each such report filed with the SEC.
          (b) Prior to the Effective Time, the Company will take all such steps as may be required to cause to be exempt under Rule 16b-3 under the 1934 Act any dispositions of Company Common Stock (including derivative securities with respect thereto) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company.
     Section 7.08 Certification
     The Company shall have delivered to Parent a certification in the form attached as Exhibit B hereto dated not more than thirty (30) days prior to the Acceptance Time and signed by the Company to the effect that the Company is not, nor has it been within five (5) years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code.

ARTICLE VIII
Covenants of Parent
     Parent agrees as follows:
     Section 8.01 Conduct of Parent
     From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article XI, except with the Company’s prior written consent, Parent shall not take any action that would make any representation or warranty of the Parent hereunder inaccurate in any material respect at, or as of any time before, the Effective Time or would materially delay the Closing.
     Section 8.02 Obligations of Merger Sub
     Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
     Section 8.03 Voting Shares
     Parent shall vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting, if any.
     Section 8.04 Director and Officer Liability
     Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:
          (a) For six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date of this Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.
          (b) For six (6) years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person covered as of the date of this Agreement by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided that, in satisfying its obligation under this Section 8.04(b), the Surviving Corporation shall not be obligated to pay an aggregate premium in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date of this Agreement.

          (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.04.
          (d) The rights of each Indemnified Person under this Section 8.04 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.
     Section 8.05 Employee Matters
          (a) For a period ending not earlier than one (1) year after the Effective Time, Parent shall cause to be provided to each individual who is employed by the Company and its Subsidiaries immediately prior to the Effective Time (other than those individuals covered by collective bargaining agreements) and who remains employed with the Surviving Corporation or any of Parent’s Subsidiaries (each an “Affected Employee”) compensation and employee benefits, as applicable, substantially comparable in the aggregate to (i) total compensation consistent with that being paid to the Affected Employee at the Effective Time, and, at Parent’s election, (ii) (A) the benefits provided to the Affected Employee under the Employee Plans immediately prior to the Effective Time or (B) the benefits provided by Parent under the plans and programs generally made available to similarly situated employees of Parent and its Subsidiaries. Parent shall also cause to be paid, no later than November 15, 2010, amounts payable under the Company’s 2010 Annual Incentive Plan, as described in Section 5.16(a) of the Company Disclosure Schedule (with appropriate adjustments to amounts attributable to the transactions contemplated hereby), to any person employed by the Company at the Effective Time.
          (b) With respect to any employee benefit plan in which any Affected Employee first becomes eligible to participate, on or after the Effective Time (the “New Company Plans”), Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any health and welfare New Company Plans in which such Affected Employee may be eligible to participate after the Effective Time and (ii) recognize service of Affected Employees (or otherwise credited by the Company or its Subsidiaries) accrued prior to the Effective Time for purposes of eligibility to participate and vesting (but not for the purposes of benefit accrual, except for any vacation, severance or defined contribution plan that replaces a similar Employee Plan in effect at the Effective Time) under any New Company Plan in which such Affected Employees may be eligible to participate after the Effective Time, provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

          (c) Nothing contained in this Agreement shall be construed as requiring Parent, the Company or its Subsidiaries, or any of their affiliates to continue any specific employee benefit plans or to continue the employment of any specific person on or after the Closing. The provisions of this Agreement are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefit plans maintained for or provided to any employee, including Affected Employees, prior to or following the Closing or (ii) confer upon or give to any person, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.
ARTICLE IX
Covenants of Parent and the Company
     The parties agree as follows:
     Section 9.01 Reasonable Best Efforts
          (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents to consummate the transactions contemplated by this Agreement, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement.
          (b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.
     Section 9.02 Certain Filings
     The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.
     Section 9.03 Public Announcements
     Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.
     Section 9.04 Stock Exchange De-Listing
     Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NASDAQ to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NASDAQ and the deregistration of the Company Common Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.
     Section 9.05 Further Assurances
     At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the transactions contemplated hereby.
     Section 9.06 Merger Without Meeting of Stockholders
     If, at any time after the Acceptance Time, Parent, Merger Sub or any other Subsidiary of Parent shall collectively own at least the Requisite Short-Form Merger Shares, the parties shall take all necessary and appropriate action to cause the Merger to be effected as soon as practicable without a meeting of stockholders of the Company in accordance with Section 253 of Delaware Law.

     Section 9.07 Notices of Certain Events
     Each of the Company and Parent shall promptly notify the other of:
          (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;
          (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
          (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;
          (d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to cause the conditions set forth in Article X or Annex I not to be satisfied; and
          (e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;
     provided, however, that the delivery of any notice pursuant to this Section 9.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.
     Section 9.08 Financing
          (a) Parent shall use its reasonable best efforts to obtain the Financing, including using its reasonable best efforts (i) to negotiate and enter into definitive agreements with respect thereto on terms and conditions substantially similar to those contained in the Commitment Letter provided to the Company pursuant to Section 6.06, (ii) to fully pay any and all commitment fees or other fees required by the Commitment Letter to be paid on or before the date hereof and (iii) to satisfy all conditions applicable to Parent in such definitive agreements. Parent shall keep the Company informed on a prompt basis and in reasonable detail of the status of its efforts to arrange the Financing (including providing the Company with copies of all definitive documents related to the Financing (other than ancillary agreements subject to confidentiality agreements)). Parent and Merger Sub acknowledge and agree that their respective obligations to consummate the Agreement are not conditioned or contingent upon receipt of the Financing.

          (b) The Company shall provide, and shall cause its Subsidiaries and its and their respective representatives and advisors, including legal, tax, regulatory and accounting representatives and advisors, to provide, all cooperation reasonably requested by Parent or any Financing Source in connection with any Debt Financing, including but not limited to: (i) providing information relating to the Company and its Subsidiaries to the Financing Sources (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Parent and the Company); (ii) participating in meetings, presentations and due diligence sessions; (iii) assisting in the preparation of documents and materials, including but not limited to (x) any customary offering documents, bank information memoranda, prospectuses and other similar documents for any Debt Financing and (y) materials for rating agency presentations; (iv) executing and delivering (or obtaining from its advisors), and causing its Subsidiaries to execute and deliver (or obtaining from its advisors), customary certificates, accounting comfort letters (including consents of accountants for the use of their reports in any materials relating to any Debt Financing), legal opinions or such other documents and instruments relating to the Debt Financing as may be reasonably requested by Parent or any Financing Source; and (v) providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates or securities.
     Section 9.09 USAO Agreement
     From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article XI, the Company agrees to comply with the terms of the Agreement entered into on September 15, 2008 between the Company and the United States Attorney’s Office for the Western District of Missouri (the “USAO Agreement”). Following the Effective Time, in accordance with paragraph 15 of USAO Agreement, the parties hereto shall be bound by the obligations in such Agreement.
ARTICLE X
Conditions to the Merger
     Section 10.01 Conditions to the Obligations of Each Party
     The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver) of the following conditions:
          (a) If required by Delaware Law, the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;
          (b) no Applicable Law shall prohibit the consummation of the Merger; and

          (c) the Acceptance Time shall have occurred.
ARTICLE XI
Termination
     Section 11.01 Termination
     This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time:
          (a) by mutual written agreement of the Company and Parent;
          (b) by either the Company or Parent, if:
               (i) the Offer has not been consummated on or before October 15, 2010 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time; or
               (ii) there shall be any Applicable Law that (A) makes acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or (B) enjoins Merger Sub from accepting payment of, or paying for, the Shares pursuant to the Offer or the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable.
          (c) by Parent, if, prior to the Acceptance Time:
               (i) (A) as permitted by Section 7.03, an Adverse Recommendation Change shall have occurred or (B) the Board of Directors of the Company shall have failed to publicly confirm the Company Board Recommendation (I) within ten (10) Business Days of a written request by Parent that it do so or (II) if the End Date is less than ten (10) Business Days (but more than five (5) Business Days) from the receipt of such a request by Parent, by the close of business on the Business Day immediately preceding the End Date;
               (ii) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in clauses (iii) or (iv) of paragraph (b) of Annex I and (B) is either incurable or, if curable, is not cured by the Company by the earlier of (x) thirty (30) days following receipt by the Company of written notice of such breach or failure and (y) the End Date;

               (iii) the Company shall have breached any of its obligations under Section 7.02 or Section 7.03; or
               (iv) there shall have occurred and be continuing as of or otherwise arisen or been discovered before, the expiration of the Offer any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company; or
          (d) by the Company if, prior to the Acceptance Time:
               (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 12.04(b) in accordance with the terms, and at the times, specified therein; and provided, further, that, prior to any such termination, (A) the Company notifies Parent in writing of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (B) Parent does not make, within three (3) Business Days of receipt of such written notification, an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal in the good faith determination of the Board of Directors of the Company, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel (it being understood that the Company shall not terminate this Agreement or enter into any such binding agreement during such three (3) Business Day period, and that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three (3) Business Day period); or
               (ii) (A) Parent or Merger Sub shall have breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement; provided, that any failure by Merger Sub to commence the Offer or accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer in accordance with Section 2.01 shall be deemed material so long as such failure to commence the Offer or accept for payment and pay for all Shares validly tendered and not withdrawn has not resulted from the breach of this Agreement by the Company, or (B) the representations and warranties of Parent contained in this Agreement (without regard to materiality or Material Adverse Effect qualifiers contained therein) shall not be true and correct at and as of the date of this Agreement and immediately prior to the expiration of the Offer as if made at and as of such time (other than representations and warranties made as of a specified date, which shall not be true and correct as of such specified date), except where the failure to be so true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on the Parent, and, in either clause (A) or (B) is either incurable or, if curable, is not cured by Parent or Merger Sub by the earlier of (x) thirty (30) days following receipt by Parent of written notice of such breach or failure and (y) the End Date.

     The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other party.
     Section 11.02 Effect of Termination
          (a) Except as otherwise set forth in this Section 11.02 and except for payment of amounts as provided in Section 12.04(b), if this Agreement is terminated pursuant to Article XI, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto.
          (b) If this Agreement is terminated pursuant to Article XI and such termination shall result from (i) fraud of the Company, (ii) willful failure of the Company to fulfill, or willful breach that results in the failure to satisfy, a condition to the performance of the obligations of Parent or Merger Sub, (iii) willful failure of the Company to perform a covenant hereof, or (iv) willful breach by the Company of any representation or warranty contained herein, the Company shall be fully liable for any and all liabilities and damages incurred or suffered by Parent or Merger Sub as a result of such fraud or willful failure, as applicable.
          (c) If this Agreement is terminated pursuant to Article XI and such termination shall result from (i) fraud of Parent or Merger Sub, (ii) failure of Parent or Merger Sub to fulfill, or breach that results from the failure to satisfy, a condition to the performance of the obligations of the Company, (ii) failure of Parent or Merger Sub to perform a covenant hereof or (iii) breach by Parent or Merger Sub of any representation or warranty contained herein, Parent and Merger Sub shall be fully liable for any and all liabilities and damages incurred or suffered by the Company as a result of such fraud or failure, as applicable.
          (d) The provisions of this Section 11.02 and Article XII (other than Section 12.12) shall survive any termination hereof pursuant to Article XI.
ARTICLE XII
Miscellaneous
     Section 12.01 Notices
     All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent or Merger Sub, to:
Ralcorp Holdings, Inc.
800 Market Street, Suite 2600
St. Louis, Missouri 63101
Attention: Gregory A. Billhartz

with a copy to:
Bryan Cave LLP
211 North Broadway, Suite 3600
St. Louis, Missouri 63101
Attention: William F. Seabaugh
if to the Company, to:
American Italian Pasta Company
4100 North Mulberry Drive, Suite 200
Kansas City, Missouri 64116
Attention: Robert Schuller
with a copy to:
Husch Blackwell Sanders LLP
4801 Main Street, Suite 1000
Kansas City, Missouri 64112
Attention: James M. Ash
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
     Section 12.02 Survival of Representations and Warranties
     The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Section 8.04 and Section 8.05.
     Section 12.03 Amendments and Waivers
          (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval there shall be no amendment or waiver that pursuant to Delaware Law requires further Company Stockholder Approval without their further approval.
          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
     Section 12.04 Expenses
          (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided however, Parent shall bear the filing fees for the Notification and Report Forms filed with the U.S. Federal Trade Commission and the Antitrust Division under the HSR Act and any premerger notification and reports filed under similar applicable antitrust law of any non United States governmental antitrust authority.
          (b) If a Company Payment Event occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to clause (x) of the definition of Company Payment Event, simultaneously with the occurrence of such Company Payment Event or, if pursuant to clause (y) of the definition of Company Payment Event, within two (2) Business Days following such Company Payment Event, a fee equal to Thirty-Six Million Three Hundred Thousand Dollars ($36,300,000.00) (the “Company Termination Fee”).
          (c) The Company acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Each of the parties further acknowledges and agrees that the Company Termination Fee is not a penalty, but rather liquidated damages in amounts reasonably estimated by Parent and Merger Sub to compensate the other for efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectations of the consummation of the Offer and the Merger. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 12.04, it shall also pay any reasonable costs and expenses (including attorneys’ fees) incurred by Parent and Merger Sub in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on any amount due at a rate per annum equal to three percent (3%) over the prime rate (as published in The Wall Street Journal) in effect on the date such payment should have been made.
          (d) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof will be entitled to recover from the other party the reasonable costs and expenses (including reasonable attorney’s and expert witness fees) incurred in connection with such action in addition to any other relief to which such party may be entitled under the terms hereof.
     Section 12.05 Disclosure Schedule References
     The parties hereto agree that disclosure of any item, matter or event in a particular Section or subsection of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding section or subsection, as applicable, of this Agreement and (ii) any other representation and warranty of such party that is contained in another section or subsection of this Agreement, to the extent that it is reasonably apparent that such disclosure is relevant to such other Section or subsection.
     Section 12.06 Binding Effect; Benefit; Assignment
          (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.04 and this Section 12.06, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.04 and this Section 12.06, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, the provisions of Sections 12.08(b) and 12.09 shall be enforceable by each Financing Source and its successors and assigns.
          (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub.
     Section 12.07 Governing Law
     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
     Section 12.08 Jurisdiction
     (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery or, if the Delaware Court of Chancery does not have jurisdiction, in the United States District Court for the District of Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.
     (b) Notwithstanding Section 12.08(a), each of the parties to this Agreement agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including but not limited to any dispute arising out of or relating in any way to any letter or agreement related to any Debt Financing or the performance thereof) in any forum other than any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof.
     Section 12.09 Waiver of Jury Trial
     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 12.10 Counterparts; Effectiveness
     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     Section 12.11 Entire Agreement
     This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.
     Section 12.12 Severability
     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 12.13 Specific Performance
     The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 12.08, in addition to any other remedy to which they are entitled at law or in equity.
[The remainder of this page has been left blank intentionally.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Ralcorp Holdings, Inc.

By:	/s/ David P. Skarie
Name:	David P. Skarie
Title:	Co-CEO and President

Excelsior Acquisition Co.

By:	/s/ David P. Skarie
Name:	David P. Skarie
Title:	Vice President

American Italian Pasta Company

By:	/s/ John P. Kelly
Name:	John P. Kelly
Title:	President & CEO
Signature Page to Agreement and Plan of Merger

Annex I
Conditions to the Offer
     Each capitalized term used in this Annex I but not otherwise defined herein shall have the meaning assigned to such term in the Agreement and Plan of Merger to which it is attached (the “Agreement”).
     Notwithstanding any other provision of the Agreement, Merger Sub shall not be required to accept for payment or pay for any Shares, and, only after complying with any obligation to extend the expiration date of the Offer pursuant to Section 2.01(a) of the Agreement, may terminate the Offer, if:
     (a) prior to the expiration of the Offer, (i) the Minimum Condition shall not have been satisfied or (ii) the applicable waiting period (and any extension thereof) under the HSR Act shall not have expired or been terminated; or
     (b) at any time on or after the date of the Agreement and prior to the expiration of the Offer, any of the following conditions exists:
     (i) there shall be instituted or pending any action or proceeding by any Governmental Authority or by any other Person (A) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Sub or the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (B) seeking to restrain or prohibit Parent’s, Merger Sub’s or any of Parent’s other Affiliates’ (x) ability effectively to exercise full rights of ownership of the Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned by Parent, Merger Sub or any of Parent’s other Affiliates following the Effective Time on all matters properly presented to the Company’s stockholders or (y) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (C) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole or (D) that otherwise, in the judgment of Parent, is likely to have a Material Adverse Effect on the Company or Parent;
     (ii) there shall have been any action taken, or any Applicable Law shall have been proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, that would or is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (A) through (D) of clause (b)(i) above;
     (iii) (A) the representations and warranties of the Company contained in the Agreement (other than those contained in Section 5.01, Section 5.02, Section 5.05, Section 5.23, Section 5.25 and Section 5.26) and in any certificate delivered by the Company pursuant hereto (without regard to materiality or Material Adverse Effect qualifiers contained therein) shall not be true and correct at and as of the date of this Agreement and immediately prior to the expiration of the Offer as if made at and as of such time (other than representations and warranties made as of a specified date, which shall not be true and correct as of such specified date), except where the failure to be so true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, and (B) the representations and warranties of the Company contained in Section 5.01, Section 5.02, Section 5.05, Section 5.23, Section 5.25 and Section 5.26 shall not be true and correct in all material respects at and as of the date of this Agreement and immediately prior to the expiration of the Offer as if made at and as of such time (other than representations and warranties made as of a specified date, which shall not be true and correct in all material respects as of such specified date);
     (iv) the Company shall have breached or failed to perform in all material respects any of its covenants or obligations to be performed or complied with by it under the Agreement prior to such time;
     (v) the Company shall have failed to deliver to Parent a certificate signed by an Executive Officer of the Company dated as of the date on which the Offer expires certifying that the conditions specified in clauses (iii) and (iv) of this paragraph (b) do not exist;
     (vi) there shall have occurred and be continuing as of or otherwise arisen or been discovered before, the expiration of the Offer any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company;
     (vii) the Required Governmental Authorizations shall not have been obtained or shall not be in full force and effect;
     (viii) there are any shares of Class B Common Stock outstanding; or
     (ix) the Agreement shall have been terminated in accordance with Article XI.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and subject to the terms of the Agreement, may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such condition or may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time